Exhibit 99.1

AEGION CORPORATION, SUCCESSOR TO INSITUFORM TECHNOLOGIES, INC., REPORTS THIRD QUARTER 2011 RESULTS:

●
Third quarter net income, excluding impacts of one-time acquisition-related transaction expenses, restructuring charges and expenses related to redemption of prior debt, was $10.8 million, or $0.27 per diluted share (non-GAAP), in line with revised expectations

●
Third quarter net income was $1.2 million, or $0.03 per diluted share, inclusive of $6.8 million in pre-tax expense related to the redemption of our prior debt, $5.4 million in pre-tax expense related to recent acquisitions and $2.2 million in pre-tax expense related to restructuring activities that took place during the third quarter

●
Consolidated contract backlog at September 30, 2011 reached a level of $457.2 million, representing an 11.5 percent and 11.9 percent increase from June 30, 2011 and December 31, 2010, respectively.  Energy and Mining contract backlog increased 34.2 percent due to growth at CRTS and Bayou

●
Full-year range of earnings expectation confirmed at $0.90 to $1.00 per diluted share (non-GAAP), excluding impacts of one-time acquisition-related transaction expenses, prior debt redemption costs and restructuring charges

St. Louis, MO – October 25, 2011 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported third quarter net income, excluding impacts of one-time acquisition-related transaction expenses, prior debt redemption costs and restructuring charges of $10.8 million ($0.27 per diluted share) (non-GAAP), compared to income from continuing operations of $18.8 million ($0.48 per diluted share) in the third quarter of 2010.  Inclusive of approximately $6.8 million in pre-tax debt redemption costs, $5.4 million in pre-tax acquisition-related expenses, and $2.2 million in pre-tax restructuring charges, net income for the third quarter of 2011 was $1.2 million, or $0.03 per diluted share.  For the first nine months of 2011, income from continuing operations, exclusive of acquisition-related expenses, prior debt redemption costs and restructuring charges, was $21.7 million (non-GAAP), or $0.55 per diluted share, compared to $43.0 million, or $1.10 per diluted share, in the first nine months of 2010.  Inclusive of the acquisition-related expenses, prior debt redemption costs and restructuring charges, net income for the first nine months of 2011 was $11.8 million, or $0.30 per diluted share.

Joe Burgess, President and Chief Executive Officer, commented, “We achieved our recent guidance for the third quarter and also are beginning to see tangible results from our efforts to stabilize and reposition our North American Sewer and Water Rehabilitation business as September and October to date showed much improved financial results.   With this stabilization and continued strong performance expected this year from United Pipeline Systems and Corrpro, we reaffirm guidance to deliver non-GAAP earnings per share in the range of $0.90-$1.00, which translates to $0.35 to $0.45 per diluted share (non-GAAP) in the fourth quarter.  And as we begin to focus on 2012, I believe 2011 will become an inflection point, as we continue to establish new growth platforms beyond sewer rehabilitation, creating a new company, Aegion Corporation, that can consistently deliver, on average, 15 percent annual earnings growth.“

“We implemented a $2.2 million restructuring program in the third quarter to restructure our North American Sewer and Water Rehabilitation business and streamline costs in our other segments and corporate support functions.  We anticipate that the restructuring will generate approximate pre-tax savings of $1.8 - $2.0 million in the fourth quarter of 2011 and annualized pre-tax savings of $8.0 - $9.0 million in 2012.  We’ve taken the necessary steps to reposition our North American Sewer and Water Rehabilitation business to successfully operate in the current challenging market environment where small diameter pipe work is exceeding 85 percent of our project mix, the average transaction amount is considerably smaller and we are executing a record level of these smaller transactions,” said Burgess.  “Those actions included a reduction in crews, as well as direct and corporate overhead, implementation of a more disciplined bidding process and investment in project management and logistics to improve efficiency.  We achieved increased profitability in the third quarter, primarily as a result of a strong September, compared to previous quarters this year and I expect we will build momentum of profitable growth in the coming quarters.”

With regards to our Energy and Mining segment, Burgess stated, “Our coatings businesses were impacted by not winning a large Canadian insulation lining contract and delay in pipe delivery for a large pipe lining project at our New Iberia facility during the third quarter.  This obviously impacted the Energy and Mining segment’s financial results at the gross profit and operating profit lines, overshadowing record results from United Pipeline Systems and continued steady performance from Corrpro.  The outlook for our Energy and Mining segment is promising as our backlog of pipe coating projects is improving because of a return of off shore projects in the Gulf of Mexico and due to our efforts to expand our Energy and Mining group’s footprint in the Middle East and North Africa.  We already have $20 million in backlog in our pipe coating business and there is a clear line of site for an additional $20 million in the coming months.  We closed the quarter with record backlog for the entire segment, and our pace of project acquisitions is increasing.  Of course, we also recently announced the largest project in United Pipeline Systems’ history with a $67.3 million joint venture project in Morocco.”

“I am pleased with the results we achieved in our European Sewer and Water Rehabilitation business as all regions reported revenue growth in the quarter,” Burgess continued.  “This was especially true in the U.K., a promising sign for a market that experienced challenging conditions over the last several years.  While market conditions remain challenging in many parts of Europe, we continue to make positive changes to our operating structure to ensure we move forward on profitable improvements and return on capital.  We continue to face headwinds in our Asia-Pacific region, primarily in our India market, as we experienced continued delays in closing out existing projects and in the award of two new projects in Delhi valued at approximately $16 million.  The same can be said for Singapore where the pace of activity has slowed over the short-term, but I expect new project work to commence there over the next few months and in Malaysia where we have significant upcoming bids.  Australia, on the other hand, remains a strong market as we tap into additional opportunities not only in Sydney but in other cities, including Melbourne and Brisbane.”

“As we near the end of 2011, our attention quickly turns to the growth outlook for the new Aegion Corporation.  This announcement formalizes for our stockholders and customers the evolution of Insituform into a larger and broader company focused on the preservation of infrastructure assets in key segments and markets around the world.    The acquisitions we made this year have grown our Energy and Mining product and service offering and established our Commercial and Structural group. Both provide Aegion with true platforms for growth in attractive high return segments of the infrastructure market.  I am very optimistic about the outlook for these segments, especially with what the fiber-reinforced polymer composite system innovation can bring to the reinforcement of commercial structures, opening a new, high growth, market for Aegion.”

“And that growth outlook begins in 2012 as I see the pieces coming together for a very strong year.  We have implemented important stabilizing improvements to our North American Sewer and Water Rehabilitation business in recent months, and we are experiencing very robust market conditions throughout our key growth segments of Energy and Mining and Commercial and Structural.   I am confident that 2011 will be viewed as a transition year towards a stronger and more consistently profitable Company going forward.”

Segment Reporting

Prior to the third quarter of 2011, we previously considered Water Rehabilitation to be a separate reportable segment.  Based on an internal management reorganization, we have combined previously reported water rehabilitation results for all periods presented below, which have not been material, with the geographically separated sewer rehabilitation segments.  Additionally, in connection with our recent acquisition of the North American operations of Fyfe Group, LLC, we established a Commercial and Structural reportable segment.

Energy and Mining Segment

			Increase (Decrease)
(in thousands, except %)	2011	2010	$	%
Three Months Ended September 30,
Revenues	$114,014	$102,881	$11,133	10.8%
Gross profit	27,392	29,606	(2,214)	(7.5)
Gross margin	24.0%	28.8%	n/a	(4.8)
Operating expenses	18,838	17,913	925	5.2
Reversal of earnout	(1,700)	(1,700)	–	–
Acquisition-related expenses	2,358	–	2,358	n/m
Restructuring charges	778	–	778	n/m
Operating income	7,118	13,393	(6,275)	(46.9)
Operating margin	6.2%	13.0%	n/a	(6.8)

Nine Months Ended September 30,
Revenues	$309,871	$276,970	$32,901	11.9%
Gross profit	75,307	78,467	(3,160)	(4.0)
Gross margin	24.3%	28.3%	n/a	(4.0)
Operating expenses	53,052	49,690	3,362	6.8
Reversal of earnout	(1,700)	(1,700)	–	–
Acquisition-related expenses	2,684	–	2,684	n/m
Restructuring charges	778	–	778	n/m
Operating income	20,493	30,477	(9,984)	(32.8)
Operating margin	6.6%	11.0%	n/a	(4.4)

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Backlog (in millions)	$225.6	$168.1	$147.6	$146.1	$156.3

In the third quarter of 2011, our Energy and Mining segment operating income decreased by $6.3 million, or 46.9 percent, compared to the third quarter of 2010, inclusive of $3.1 million of pre-tax acquisition-related expenses and restructuring charges. The decrease was primarily due to a lack of large diameter pipe coating projects partially offset by another strong quarter from our industrial linings and cathodic protection businesses. Energy and Mining gross margin declined to 24.0 percent compared to 28.8 percent in the third quarter of 2010 as much of the revenue growth came from geographic regions with lower gross profit margins coupled with lower margins resulting from a lack of large coating projects. The increase in operating expenses was attributable to higher corporate allocations due to the increased size of this segment, acquisition-related depreciation and amortization related to the CRTS and Hockway acquisitions and increased resources to support the growth of the segment, primarily for increased support of international projects and the addition of recent acquisitions. We expect strong global energy markets will lead to growth within existing geographies as well as new geographies, specifically in Asia, the Middle East and North Africa as evidenced by the recent acquisitions within our corrosion engineering and pipe coating businesses, which expand our presence in the Middle East and other key markets. During the third quarter of 2011, CRTS and Hockway both experienced a slight loss due to acquisition-related depreciation and amortization; however, we expect these acquisitions to contribute positive operating income in the coming quarters.

Similar to 2010, the third quarter of 2011 includes a $1.7 million pre-tax reversal of an earnout liability that was not earned by the former owners of Bayou.

Contract backlog in our Energy and Mining segment at September 30, 2011 was $225.6 million, an increase of $57.5 million, or 34.2 percent, compared to June 30, 2011 and an increase of $69.3 million, or 44.3 percent, compared to September 30, 2010. The increase over the previous quarter was primarily driven by an increase at CRTS, which added a $48.4 million contract during the quarter for work to be performed in Saudi Arabia over the next three years. Additionally, our pipe coating operations backlog increased due to a recovery of offshore pipeline development activity. Since December 31, 2010, our pipe coating and cathodic protection operations have increased backlog levels. We continue to believe that high commodity prices as a result of healthy global energy demand will result in significant continued opportunities for our Energy and Mining segment for future periods, particularly as it relates to new spending in the sector. We expect backlog for this segment to grow through the final quarter of 2011 and into 2012, particularly with the addition of the $67.3 million project in Morocco awarded to our United Pipeline System joint venture in October 2011.

North American Sewer and Water Rehabilitation Segment

			Increase (Decrease)
(in thousands, except %)	2011	2010	$	%
Three Months Ended September 30,
Revenues	$95,200	$111,560	$(16,360)	(14.7)%
Gross profit	15,882	24,336	(8,454)	(34.7)
Gross margin	16.7%	21.8%	n/a	(5.1)
Operating expenses	10,966	12,392	(1,426)	(11.5)
Restructuring charges	503	–	503	n/m
Operating income	4,413	11,944	(7,531)	(63.1)
Operating margin	4.6%	10.7%	n/a	(6.1)

Nine Months Ended September 30,
Revenues	$266,606	$306,856	$(40,250)	(13.1)%
Gross profit	40,292	68,957	(28,665)	(41.6)
Gross margin	15.1%	22.5%	n/a	(7.4)
Operating expenses	37,226	40,093	(2,867)	(7.2)
Restructuring charges	503	–	503	n/m
Operating income	2,563	28,864	(26,301)	(91.1)
Operating margin	0.1%	9.4%	n/a	(9.3)

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Backlog (in millions)	$157.5	$169.5	$152.6	$159.5	$191.0

In the third quarter of 2011, our North American Sewer and Water Rehabilitation segment operating income decreased by $7.5 million, or 63.1 percent, compared to the third quarter of 2010. The principal contributors to the 2011 third quarter results were the 14.7 percent decline in revenues and compressed gross margins resulting from project execution challenges, magnified by project release delays impacting crew utilization. In addition, there was a significant shift to lower margin small diameter project, pressuring project management and crew operations, which further negatively impacted performance. Contracting margins for the eastern and western regions improved from the second quarter of 2011 as we began to see the effects of our efforts to improve our project management organizational structure.

Contract backlog in our North American Sewer and Water Rehabilitation segment at September 30, 2011 was $157.5 million, a decrease of $12.0 million, or 7.1 percent, compared to June 30, 2011 and a decrease of $33.5 million, or 17.5 percent, compared to September 30, 2010. The decrease from June 30, 2011 was due to timing of project awards in the eastern and central regions of the United States.  There was an increase in the amount of projects won but not signed from the second quarter to third quarter of 2011.  Contract backlog in the western region of the United States increased from June 30, 2011 as a result of a number of large projects being signed during the third quarter.  Market conditions remain challenging although our recent project awards and market share have been holding up against historical performance and margins in backlog are improving.

European Sewer and Water Rehabilitation Segment

			Increase (Decrease)
(in thousands, except %)	2011	2010	$	%
Three Months Ended September 30,
Revenues	$22,176	$15,929	$6,247	39.2%
Gross profit	5,899	4,831	1,068	22.1
Gross margin	26.6%	30.3%	n/a	(3.7)
Operating expenses	3,941	3,508	433	12.3
Restructuring charges	697	–	697	n/m
Operating income	1,261	1,323	(62)	(4.7)
Operating margin	5.7%	8.3%	n/a	(2.6)

Nine Months Ended September 30,
Revenues	$66,545	$51,743	$14,802	28.6%
Gross profit	16,533	14,147	2,386	16.9
Gross margin	24.8%	27.3%	n/a	(2.5)
Operating expenses	12,252	11,623	629	5.4
Restructuring charges	697	–	697	n/m
Operating income	3,584	2,524	1,060	42.0
Operating margin	5.4%	4.9%	n/a	0.5

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Backlog (in millions)	$19.2	$22.2	$24.0	$23.3	$26.0

In the third quarter of 2011, our European Sewer and Water Rehabilitation segment operating income increased by $0.6 million compared to the third quarter of 2010, exclusive of $0.7 million of pre-tax restructuring charges. The increase was primarily due to improved project performance in France and improved market conditions in the United Kingdom partially offset by lower margin projects in the Netherlands and competitive pricing pressures in Switzerland.

Contract backlog in our European Sewer and Water Rehabilitation segment at September 30, 2011 decreased $3.0 million, or 13.5 percent, compared to June 30, 2011 and decreased $6.8 million, or 26.2 percent, compared to September 30, 2010. Backlog has improved in France, while market conditions and increased competition have negatively impacted backlog in the Netherlands.

Asia-Pacific Sewer and Water Rehabilitation Segment

			Increase (Decrease)
(in thousands, except %)	2011	2010	$	%
Three Months Ended September 30,
Revenues	$11,163	$9,215	$1,948	21.1%
Gross profit	1,915	2,646	(731)	(27.6)
Gross margin	17.2%	28.7%	n/a	(11.5)
Operating expenses	2,088	2,351	(263)	(11.2)
Restructuring charges	173	–	173	n/m
Operating income (loss)	(346)	295	(641)	(217.3)
Operating margin	(3.1)%	3.2%	n/a	(6.3)

Nine Months Ended September 30,
Revenues	$35,103	$33,390	$1,713	5.1%
Gross profit	5,970	7,727	(1,757)	(22.7)
Gross margin	17.0%	23.1%	n/a	(6.1)
Operating expenses	6,662	7,384	(722)	(9.8)
Restructuring charges	173	–	173	n/m
Operating income (loss)	(865)	343	(1,208)	(352.2)
Operating margin	(2.5)%	1.0%	n/a	(3.5)

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Backlog (in millions)	$37.4	$50.3	$68.7	$79.8	$81.3

In the third quarter of 2011, our Asia-Pacific Sewer and Water Rehabilitation segment operating income decreased by $0.6 million, compared to the third quarter of 2010. The decrease was primarily due to the lack of profitable projects in India, partially offset by continued growth in our Australian operation. Operating expenses decreased by $0.3 million for the quarter compared to the prior year; however, operating income was also negatively impacted by $0.2 million as part of the Company’s restructuring efforts.

Contract backlog in our Asia-Pacific Sewer and Water Rehabilitation segment at September 30, 2011 was $37.4 million, a decrease of $12.9 million, or 25.6 percent, compared to June 30, 2011 and a decrease of $43.9 million, or 54.0 percent, compared to September 30, 2010. The decrease was primarily due to efforts to work through backlog in Australia, Hong Kong and Singapore as well as the lack of any large new project awards during the quarter. In the second quarter of 2011, our Singapore projects were adjusted downward due to project revisions. Prospects continue to be strong throughout Asia-Pacific for expansion of the business, particularly in Australia and Malaysia, while our recent large bids in India continue to be delayed by the customer.

Commercial and Structural Segment

			Increase (Decrease)
(in thousands, except %)	2011	2010	$	%
Three Months Ended September 30,
Revenues	$3,665	$–	$3,665	–
Gross profit	1,541	–	1,541	–
Gross margin	42.0%	–	42.0%	–
Operating expenses	1,409	–	1,409	–
Acquisition-related expenses	3,080	–	3,080	–
Operating income	(2,948)	–	(2,948)	–
Operating margin	(80.4)%	–	(80.4)%	–

Nine Months Ended September 30,
Revenues	$3,665	$–	$3,665	–
Gross profit	1,541	–	1,541	–
Gross margin	42.0%	–	42.0%	–
Operating expenses	1,409	–	1,409	–
Acquisition-related expenses	3,080	–	3,080	–
Operating income	(2,948)	–	(2,948)	–
Operating margin	(80.4)%	–	(80.4)%	–

September 30, 2011
Backlog (in millions)	$17.5

The third quarter of 2011 represents financial results for the 30-day period ended September 30, 2011 following our acquisition of the North American operation of Fyfe Group LLC on August 31, 2011. During the third quarter of 2011, we incurred $3.1 million of pre-tax acquisition-related costs for this segment. We hold exclusive negotiating rights to acquire Fyfe Group’s international operations in Latin America, Asia and Europe, which we anticipate would close over the next several quarters. Backlog at September 30, 2011 for the Commercial and Structural segment was $17.5 million. Excluding acquisition-related expenses, the Commercial and Structural segment generated a slight operating profit in the third quarter and we anticipate stronger performance in the fourth quarter and beyond with solid backlog levels and improving prospects in a variety of end markets.

Cash Flow

Unrestricted cash at September 30, 2011 was $96.7 million compared to $108.0 million at June 30, 2011 and $114.8 million at December 31, 2010. Operating cash flow for the first nine months was impacted primarily by transaction costs related to recent acquisitions, along with the restructuring charges, prior debt redemption costs and lower earnings from North American Sewer and Water Rehabilitation. We expect to see increased cash flow during the remainder of 2011 as earnings grow and we are able to optimize our cash management practices.

Aegion is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of sewer, water, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on its internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011 under the name of Insituform Technologies, Inc.   In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

Aegion has presented certain information in this release excluding certain items that impacted income and diluted earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, prior debt redemption costs and restructuring charges. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion™, the Aegion™ logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:          Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$246,218	$239,585	$681,790	$668,959
Cost of revenues	193,589	178,166	542,147	499,661
Gross profit	52,629	61,419	139,643	169,298
Operating expenses	37,242	36,164	110,601	108,790
Earnout reversal	(1,700)	(1,700)	(1,700)	(1,700)
Acquisition-related expenses	5,438	–	5,764	–
Restructuring charges	2,151	–	2,151	–
Operating income	9,498	26,955	22,827	62,208
Other income (expense):
Interest income	63	73	199	240
Interest expense	(9,168)	(1,940)	(12,827)	(6,204)
Other	(768)	71	1,013	44
Total other expense	(9,873)	(1,796)	(11,615)	(5,920)
Income (loss) before taxes on income	(375)	25,159	11,212	56,288
Taxes on income (tax benefit)	(775)	7,934	2,027	17,618
Income before equity in earnings of affiliated companies	400	17,225	9,185	38,670
Equity in earnings of affiliated companies, net of tax	916	2,792	2,531	5,470
Income before discontinued operations	1,316	20,017	11,716	44,140
Loss from discontinued operations, net of tax	–	(16)	–	(93)
Net income	1,316	20,001	11,716	44,047
Less: net (income) loss attributable to noncontrolling interests	(156)	(1,191)	79	(999)
Net income attributable to common stockholders	$1,160	$18,810	$11,795	$43,048

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.03	$0.48	$0.30	$1.11
Loss from discontinued operations	–	(0.00)	–	(0.01)
Net income	$0.03	$0.48	$0.30	$1.10
Diluted:
Income from continuing operations	$0.03	$0.48	$0.30	$1.10
Loss from discontinued operations	–	(0.00)	–	(0.01)
Net income	$0.03	$0.48	$0.30	$1.09

Basic	39,424,336	39,060,076	39,427,237	39,032,698
Diluted	39,711,383	39,419,038	39,706,751	39,387,915

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Three Months Ended September 30, 2011
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition -related expenses	Prior Debt Redemption	Results Excluding one-off items

Revenues	$246,218	$–	$–	$–	$246,218
Cost of revenues	193,589	–	–	–	193,589
Gross profit	52,629	–	–	–	52,629
Operating expenses	43,131	(2,151)	(5,438)	–	35,542
Operating income	9,498	2,151	5,438	–	17,087
Other income (expense):
Interest income	63	–	–	–	63
Interest expense	(9,168)	–	–	6,811	(2,357)
Other	(768)	–	–	–	(768)
Total other income	(9,873)	–	–	6,811	(3,062)
Income before taxes on income	(375)	2,151	5,438	6,811	14,025
Taxes on income (tax benefit)	(775)	649	1,679	2,457	4,010
Income before equity in earnings of affiliated companies	400	1,502	3,759	4,354	10,015
Equity in earnings of affiliated companies	916	–	–	–	916
Net income	1,316	1,502	3,759	4,354	10,931
Less: net income attributable to noncontrolling interests	(156)	–	–	–	(156)
Net income attributable to common stockholders	$1,160	$1,502	$3,759	$4,354	$10,775

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.03				$0.27
Loss from discontinued operations	–				–
Net income	$0.03				$0.27
Diluted:
Income from continuing operations	$0.03				$0.27
Loss from discontinued operations	–				–
Net income	$0.03				$0.27

Weighted average number of shares:
Basic	39,424,336				39,424,336
Diluted	39,711,383				39,711,383

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Nine Months Ended September 30, 2011
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition -related expenses	Prior Debt Redemption	Results Excluding one-off items

Revenues	$681,790	$–	$–	$–	$681,790
Cost of revenues	542,147	–	–	–	542,147
Gross profit	139,643	–	–	–	139,643
Operating expenses	116,816	(2,151)	(5,764)	–	108,901
Operating income	22,827	2,151	5,764	–	30,742
Other income (expense):
Interest income	199	–	–	–	199
Interest expense	(12,827)	–	–	6,811	(6,016)
Other	1,013	–	–	–	1,013
Total other income	(11,615)	–	–	6,811	(4,804)
Income before taxes on income	11,212	2,151	5,764	6,811	25,938
Taxes on income	2,027	649	1,754	2,457	6,887
Income before equity in earnings of affiliated companies	9,185	1,502	4,010	4,354	19,051
Equity in earnings of affiliated companies	2,531	–	–	–	2,531
Net income	11,716	1,502	4,010	4,354	21,582
Less: net income attributable to noncontrolling interests	79	–	–	–	79
Net income attributable to common stockholders	$11,795	$1,502	$4,010	$4,354	$21,661

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.30				$0.55
Loss from discontinued operations	–				–
Net income	$0.30				$0.55
Diluted:
Income from continuing operations	$0.30				$0.55
Loss from discontinued operations	–				–
Net income	$0.30				$0.55

Weighted average number of shares:
Basic	39,427,237				39,427,237
Diluted	39,706,751				39,706,751

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Energy and Mining	$114,014	$102,881	$309,871	$276,970
North American Sewer and Water Rehabilitation	95,200	111,560	266,606	306,856
European Sewer and Water Rehabilitation	22,176	15,929	66,545	51,743
Asia-Pacific Sewer and Water Rehabilitation	11,163	9,215	35,103	33,390
Commercial and Structural	3,665	–	3,665	–
Total revenues	$246,218	$239,585	$681,790	$668,959

Gross profit:
Energy and Mining	$27,392	$29,606	$75,307	$78,467
North American Sewer and Water Rehabilitation	15,882	24,336	40,292	68,957
European Sewer and Water Rehabilitation	5,899	4,831	16,533	14,147
Asia-Pacific Sewer and Water Rehabilitation	1,915	2,646	5,970	7,727
Commercial and Structural	1,541	–	1,541	–
Total gross profit	$52,629	$61,419	$139,643	$169,298

Operating income (loss):
Energy and Mining	$7,118	$13,393	$20,493	$30,477
North American Sewer and Water Rehabilitation	4,413	11,944	2,563	28,864
European Sewer and Water Rehabilitation	1,261	1,323	3,584	2,524
Asia-Pacific Sewer and Water Rehabilitation	(346)	295	(865)	343
Commercial and Structural	(2,948)	–	(2,948)	–
Total operating income	$9,498	$26,955	$22,827	$62,208

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Energy and Mining	$225.6	$168.1	$147.6	$146.1	$156.3
North American Sewer and Water Rehabilitation	157.5	169.5	152.6	159.5	191.0
European Sewer and Water Rehabilitation	19.2	22.2	24.0	23.3	26.0
Asia-Pacific Sewer and Water Rehabilitation	37.4	50.3	68.7	79.8	81.3
Commercial and Structural	17.5	–	–	–	–
Total	$457.2	$410.1	$392.9	$408.7	$454.6

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	September 30, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$96,740	$114,829
Restricted cash	145	745
Receivables, net	213,351	178,994
Retainage	31,742	28,726
Costs and estimated earnings in excess of billings	88,611	69,544
Inventories	53,163	42,524
Prepaid expenses and other assets	28,472	30,031
Current assets of discontinued operations	–	1,193
Total current assets	512,224	466,586
Property, plant and equipment, less accumulated depreciation	169,157	164,486
Other assets
Goodwill	252,629	190,120
Identified intangible assets, less accumulated amortization	146,971	73,147
Investments in affiliated companies	25,441	27,989
Deferred income tax assets	7,098	4,115
Other assets	9,037	4,260
Total other assets	441,176	299,631
Non-current assets of discontinued operations	–	2,607

Total Assets	$1,122,557	$933,310

Liabilities and Equity
Current liabilities
Accounts payable	$77,201	$74,820
Other accrued expenses	73,066	73,035
Billings in excess of costs and estimated earnings	15,795	12,612
Current maturities of long-term debt and notes payable	26,769	13,028
Total current liabilities	192,831	173,495
Long-term debt, less current maturities	229,006	91,715
Deferred income tax liabilities	41,647	32,330
Other non-current liabilities	22,794	9,063
Total liabilities	486,278	306,603

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,738,478 and 39,246,015	397	392
Additional paid-in capital	264,621	251,578
Retained earnings	359,044	347,249
Accumulated other comprehensive income	4,243	18,113
Total stockholders’ equity before noncontrolling interests	628,305	617,332
Noncontrolling interests	7,974	9,375
Total equity	636,279	626,707

Total Liabilities and Equity	$1,122,557	$933,310

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$11,716	$44,047
Loss from discontinued operations	–	93
Income from continuing operations	11,716	44,140
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	26,234	22,971
(Gain) loss on sale of fixed assets	(363)	19
Equity-based compensation expense	5,494	5,227
Deferred income taxes	(3,035)	2,329
Equity in earnings of affiliated companies	(2,531)	(5,470)
Write-off of unamortized debt issuance costs	1,043	–
Reversal of earnout	(1,700)	(1,700)
Gain on foreign currency transactions	(1,426)	–
Other	(1,841)	(863)
Changes in operating assets and liabilities (net of acquisitions – See Note1):
Restricted cash	600	623
Return on equity method investments	5,415	6,410
Receivables net, retainage and costs and estimated earnings in excess of billings	(42,127)	(41,455)
Inventories	(4,836)	(8,472)
Prepaid expenses and other assets	830	(2,098)
Accounts payable and accrued expenses	1,011	7,017
Other	(3,523)	(26)
Net cash provided by (used in) operating activities of continuing operations	(9,039)	28,652
Net cash used in operating activities of discontinued operations	–	(441)
Net cash provided by (used in) operating activities	(9,039)	28,211

Cash flows from investing activities:
Capital expenditures	(16,075)	(28,630)
Proceeds from sale of fixed assets	653	381
Patent expenditures	(967)	(1,176)
Purchase of Singapore licensee	–	(1,257)
Purchase of CRTS, net of cash acquired	(23,639)	–
Purchase of Hockway, net of cash acquired	(4,004)	–
Purchase of Fyfe NA, net of cash acquired	(114,690)	–
Net cash used in investing activities	(158,722)	(30,682)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax benefit of stock option exercises	3,551	1,860
Proceeds from issuance of common stock in connect with acquisition of Fyfe NA	4,000	302
Proceeds from notes payable	35	597
Principal payments on notes payable	(1,112)	(1,808)
Investments from noncontrolling interests	301	1,681
Distributions/dividends to noncontrolling interests	(2,006)	(398)
Interest rate swap settlement	(96)	–
Debt issuance costs	(4,046)	–
Proceeds from term loan	250,000	–
Debt amendment costs	(173)	–
Principal payments on long-term debt	(97,500)	(7,500)
Net cash provided by (used in) financing activities	152,954	(5,266)
Effect of exchange rate changes on cash	(3,282)	(97)
Net decrease in cash and cash equivalents for the period	(18,089)	(7,834)
Cash and cash equivalents, beginning of period	114,829	106,064
Cash and cash equivalents, end of period	$96,740	$98,230